Blazzard, Grodd & Hasenauer, P.C.
                     943 Post Road East
                Westport, Connecticut  06881


February 27, 1997


Board of Trustees
JNL Series Trust
5901 Executive Drive
Lansing, Michigan  48911

RE:  Opinion of Counsel - JNL Series Trust

Gentlemen:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of Form 24F-2 with respect to JNL Series Trust.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are of the following opinions:

1. JNL Series Trust ("Trust") is a valid and existing unincorporated voluntary association, commonly know as a business trust. The Trust is a business trust created and validly existing pursuant to Massachusetts Laws.

2. Upon the acceptance of purchase payments made by shareholders in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such shareholders will have legally-issued, fully paid, non-assessable shares of the Trust.

This opinion is limited solely to its use as an exhibit to your Form 24F-2 filed pursuant to Rule 24f-2.

Sincerely,

BLAZZARD, GRODD & HASENAUER, P.C.

By:  /s/  Raymond A. O'Hara III
     Raymond A. O'Hara III